EXHIBIT 1.2

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DEAN HELLER	Certificate of Amendment	Office Use Only:	FILED # C 14531-00
Secretary of State	(PURSUANT TO NRS 78.385 and 78.390)		OCT 21 2002
202 North Carson Street,			IN THE OFFICE OF
Carson City, Nevada 89701-4201			/s/ Dean Heller
(775) 684 5708			DEAN HELLER, SECRETARY OF STATE

Important: Read attached instructions before completing form

Certificate of Amendment to Article e of h

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

- Remit In Duplicate -

1.  Name of corporation: SUPERIOR NETWORKS INC.

2.  The articles have been amended as follows (provide article numbers, If available):

The name of the Corporation is hereby changed to L. Air Holding Inc.

3.  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: simple majority.*

4.  Officer Signature (Required):

/s/ Alex Goldman
Alex Goldman, President

* If any Proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 74.385 PROFIT AMENDMENT 1999-01

Revised 011: 07/21/01